Exhibit 99.1

Important Notice Concerning Your Rights
Under The Marathon Oil Company Thrift Plan
May 25, 2011

This notice is being provided because federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans.

1.
 This notice is to inform you that because of the MRO Stock split, there will be a period of time when you will be unable to exchange into or out of MRO Stock, take distributions or loans from it, or contribute to it. In addition, any good ‘til cancelled orders involving buying or selling MRO Stock in the MOC Thrift Plan will be cancelled after 4 p.m. on June 29, 2011. This time during which you will be unable to exercise your rights otherwise available under the plan is called a “blackout period” for MRO Stock. It begins at 4 p.m. Eastern time on June 29, 2011, and is expected to end by July 11, 2011. During this time, you can determine whether the blackout period ended by calling the Fidelity Investments Service Center at 1‐800‐841‐0213.

2.
 Also, after your MRO Stock splits into MRO Stock and MPC Stock, there will be a period of time during which you will be unable to exchange out of MPC Stock or take distributions or loans from it.  This time during which you will be unable to exercise your rights otherwise available under the plan is called a “blackout period” for MPC Stock. It begins when the stock splits on July 1, 2011, and is expected to end by July 11, 2011. During this time, you can determine whether the blackout period has ended by calling the Fidelity Investments Service Center at 1‐800‐841‐0213.

3.
 During the blackout periods you will be unable to direct or diversify the assets held in MRO Stock and MPC Stock in the MOC Thrift Plan. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout periods. For your long‐term retirement security, you should give careful consideration to the importance of a well‐balanced and diversified investment portfolio, taking into account all your assets, income, and investments. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning and your overall financial plan. You should be aware that there is a risk to holding a substantial portion of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout.

The information contained herein has been provided by Marathon and is solely the responsibility of Marathon.